Filed Pursuant to Rule 433
Dated December 9, 2010
Supplementing the Preliminary Prospectus
Supplement dated December 9, 2010
(To Prospectus dated February 10, 2010)
Registration Statement No. 333-164823
LIFE TECHNOLOGIES CORPORATION
Final Term Sheet
December 9, 2010

	3.50% Senior Notes due 2016	5.00% Senior Notes due 2021

Size:	$400,000,000	$400,000,000

Maturity:	January 15, 2016	January 15, 2021

Coupon (Interest Rate):	3.50%	5.00%

Yield to Maturity:	3.534%	5.056%

Spread to Benchmark Treasury:	T+ 165 basis points	T+ 185 basis points

Benchmark Treasury:	UST 1.375% due November 30, 2015	UST 2.625% due November 15, 2020

Benchmark Treasury Price and Yield:	Price: 97-19	Price: 95-03
	Yield: 1.884%	Yield: 3.206%

Interest Payment Dates:	January 15 and July 15 of each year, commencing July 15, 2011	January 15 and July 15 of each year, commencing July 15, 2011

Redemption Provisions:	In whole or in part, at the greater of (1) 100% of the principal amount or (2) discounted present value at the Treasury Rate plus 25 basis points plus accrued and unpaid interest to the redemption date.	In whole or in part, at the greater of (1) 100% of the principal amount or (2) discounted present value at the Treasury Rate plus 30 basis points plus accrued and unpaid interest to the redemption date prior to October 15, 2020.
In whole or in part, at par plus accrued and unpaid interest to the redemption date on or after October 15, 2020.

Price to Public:	99.840%	99.556%

Settlement Date:	December 14, 2010	December 14, 2010

CUSIP/ISIN Number:	53217V AD1 / US53217VAD10	53217V AE9 / US53217VAE92

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith	Merrill Lynch, Pierce, Fenner & Smith
	Incorporated	Incorporated
	RBS Securities Inc.	RBS Securities Inc.
	Mitsubishi UFJ Securities (USA), Inc.	Mitsubishi UFJ Securities (USA), Inc.
Senior Co-Managers:	Citigroup Global Markets Inc.	Citigroup Global Markets Inc.
	DnB NOR Markets, Inc.	DnB NOR Markets, Inc.
Co-Managers:	Goldman, Sachs & Co.	Goldman, Sachs & Co.
	J.P. Morgan Securities LLC	J.P. Morgan Securities LLC
	U.S. Bancorp Investments, Inc.	U.S. Bancorp Investments, Inc.
	Moelis & Company LLC	Moelis & Company LLC

Ratings:*	Ba1 / BBB / BBB-	Ba1 / BBB / BBB-

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated or RBS Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com; or RBS Securities Inc. at 1-866-884-2071.